UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


          -------------------------------------
                      FORM 8-K
          -------------------------------------


                    CURRENT REPORT
          PURSUANT TO SECTION 13 OR 15(D) OF THE
               SECURITIES EXCHANGE ACT OF 1934

June 19, 2002	                    0-26411

Date of Report 		            Commission File
(Date of earliest event reported)   Number



                    BOROUGH CORPORATION
      (Exact name of registrant as specified in its charter)

Delaware	                    52-2175529
(State or other jurisdiction        (I.R.S. Employer
of incorporation or organization)   Identification Number)


                  1504 R. Street, N.W.
                 Washington, D.C.  20009

     (Address of Principal Executive Offices) (Zip Code)

                       (202) 387-5400
     (Registrant's telephone number, including area code)


_____________________________________________________________

ITEM 	2.	ACQUISITION OR DISPOSITION OF ASSETS.

On June 19, 2002, Borough Corporation (the "Company" entered into a memorandum of understanding with IMPACT Diagnostics Inc., a Utah corporation ("IMPACT") whereby we advised IMPACT's President that the that the Company would like to acquire not less than 80% of IMPACT's outstanding capital shares from IMPACT shareholders.
The consideration to be paid to the IMPACT shareholders is expected to be shares of Company common stock, based on an exchange rate of 6.7778 shares of IMPACT common stock for each share of Company common stock.
Impact's existing shareholders assuming 100% were acquired would receive approximately 8.25 million shares of company common stock subject to certain lock-up provisions and that number of shares, combined with the conversion of notes, will result in approximately 67% (12.261 million shares) of the then outstanding common stock to be held by IMPACT shareholders, subject to certain three-year lock-up provisions.

As a condition to closing, among other things, IMPACT must obtain audited financial statements for its previous three years of operations and obtain an opinion of counsel that all of IMPACT's intellectual property is protected, is not subject to any third party rights, and all rights to the intellectual property have been assigned, as applicable, to IMPACT.

ITEM 5.	OTHER EVENTS.

Description of IMPACT's Business.

Generally.

IMPACT Diagnostics is developing a test to detect specific antibodies against oncogenic HPVs, which are those human papilloma viruses that induce or cause cancers that make their appearance when a cancer-causing event has occurred. This proprietary analysis is based on detecting antibodies against oncoproteins, which are those proteins coded by those HPV genes responsible for the uncontrolled growth typifying cancers, made available for a human immune response, or antibody production, when normal cells are transformed into neoplastic or cancerous ones. IMPACT's goal is to provide an inexpensive and highly sensitive alternative to the PAP test, the method most often used for cervical cancer screening. However, IMPACT cannot assure anyone that its claims as to its proprietary test can be validated. Immunotests for antibodies highly associated with cancer have previously entailed problems like high background (the antigen used to detect the cancer-associated antibodies also react with other irrelevant antibodies).

FDA-related clinical trials of IMPACT's tests are currently underway. The outcome of these trials will help determine whether IMPACT's proprietary analysis are accurate and cost effective.

Background

Cervical cancer is second only to breast cancer as the most frequent female malignancy and cause of death worldwide. There are approximately 500,000 new cases of invasive cervical cancer each year, and 300,000 deaths. Almost 80% of new cases occur among women in developing countries, with 80-85% of them appearing at late, incurable stages -- making incidence equivalent to mortality. This disease is due to infections by certain human papillomaviruses
(HPVs), as are many head and neck cancers as well as penile, urethral, anal and possibly some bladder cancers. Another consequence is laryngeal papillomatosis in babies born to HPV-infected women, a pathology that kills 25,000 children per year. Such dire consequences of unmonitored HPV infections are a priority issue of major medical entities with worldwide perspective like the World Health Organization, the Program for Applied Technology in Health and the Johns Hopkins Program for International Education in Reproductive Health (JHPIEGO).

Current Methods of Diagnosing Cancer

Reduced mortalities from cervical cancer are mostly due to procedures for detecting precancerous and early invasive conditions, but those currently used are hindered by lacking sensitivity, high cost and the need for considerable technical expertise and specialized facilities. The overwhelmingly prevalent procedure has been the PAP smear, which is a microscopic search for abnormal cells indicative of the disease. Its use is predicated on highly trained clinicians and special laboratory equipment. Furthermore, PAP smears have proven unreliable, with a cancer detection rate at 60-70% of those actually afflicted. Among gynecological health practitioners, it is well-known that false negatives for PAP smears vary between 15 and 55% with invasive cervical cancers, and up to 80% for preinvasive conditions.

Recognizing PAP smear inadequacies, major American health organizations such as the National Cancer Institute, National Institutes of Health, American Cancer Society, American Medical Women's Association, and Cancer Research Foundation of America, strongly advocate HPV testing to better detect disease in its earlier stages. Cervical cancer identified at its earlier stages relegates it to ready and inexpensive cures.

Abnormal or unusual cells in a PAP smear lead to expensive follow-up procedures. Colposcopy, a detailed examination of the cervix under magnification, is typically done, costing about $3.0 billion annually in the United States. Abnormal or unusual cells but no disease are termed false positives. Each year, about 1.8 million colposcopies reveal no cancer, underscoring this inaccuracy in PAP smears. If colposcopies were done only on patients with abnormal PAP smears along with an HPV test confirming the likelihood of disease, thousands of procedures could be avoided and hundreds of millions of dollars saved.

Other Methods of Detection include the Digene HPV DNA Hybrid Capture Assay. This is the HPV test in commercial use is the Digene HPV DNA Hybrid Capture Assay, a $100-150 procedure. Approved by the US Food and Drug Administration
(FDA), it is now offered in clinical settings. While the Digene test detects HPV and is significantly more accurate than is a PAP smear, it requires a larger sample than does the IMPACT test, sophisticated laboratory equipment and highly trained technicians. Initial clinical trials of the IMPACT test indicate sensitivity equal to or better than that for the Digene test.

IMPACT's Proprietary Cancer Test

IMPACT has developed a sensitive, straightforward and low-cost test for detecting cancer-causing HPVs and associated disease. Through a proprietary protein-based technology (patent pending), the unique test by IMPACT Diagnostics confirms HPV infection in a fashion that also identifies cervical and other HPV-related cancers or the likelihood of their presence. The ultimate IMPACT test resembles a pregnancy test strip, in the sense that it consists of a small paper-like membrane on which a colored line occurs when disease is present. Unique and highly desirable attributes are its inexpensive nature and that no special laboratory facilities or highly trained clinicians are required for use with immediate test results. A drop of blood or other body fluids, like mucous and possibly urine, yield rapid visualization of HPV infection and consequent disease. This technology is dramatically superior to extant tests because of its sensitivity and rapidity in consort with
uncomplicated and economical use.   Too few cells or improperly harvested ones
are partly why PAP smears fail. Such circumstances are highly improbable with the IMPACT test, since it uses so little material to get legitimate results.

Clinical Verification of the IMPACT Test

After initial studies in Salt Lake City, IMPACT Diagnostics progressed to a formal relationship with the University of California at Los Angeles (UCLA) and its Charles R. Drew University of Medicine and Science. This entails an Institutional Review Board approved, clinical trial, for scrutiny by the US Food and Drug Administration (FDA), at the Martin Luther King, Jr., Medical Center in Los Angeles, California. The trial is uniquely comprehensive, with comparisons of the IMPACT test, PCR DNA verification and PAP smears against the "gold standard" of microscopic examination of biopsied tissues. Martin Luther King Hospital is very important to IMPACT Diagnostics because it serves a large "high risk" population -- in which the frequency of abnormal PAP smear
findings is 18%, compared against 3-4% at most hospitals.   Another trial of
180 women is about to get underway at the University of Southern California, and a study comprised of more than 200 women is in progress in Salt Lake City, Utah, under the aegis of Intermountain Healthcare institutional review board approval.

IMPACT studies in China

By frequency and numbers, cancer-causing HPV infections and cervical cancer incidence for China are among the worst worldwide, and their pervasive nature presents IMPACT Diagnostics with a great opportunity. Indeed, there are 248,000,000 to 414,000,000 women at ages for which HPV-based cervical cancer testing would be of benefit. The China Academy of Medical Sciences considers cervical cancer detection and early treatment urgent health priorities, and government entities are very eager to acquire newer, cost-effective means of surveillance. For China, PAP smear cytology is available mostly in larger urban settings, yet most of the population is rural and distant from diagnostic centers. PAP smears costs are also prohibitive in lieu of the many millions of women who need testing.

IMPACT Diagnostics has completed a comprehensive, initial study of women in Guangxi Province, China, previously diagnosed with high-grade cervical lesions and cancer. This region experiences the greatest incidence of cervical cancer in China. Data (PAP smears, biopsied tissues and other analyses) from previous studies on cervical cancer there by the Karolinska Institute, Sweden, were made available for correlation.

Results from the Guangxi Province study show the IMPACT test with a sensitivity and specificity much better than PAP smear cytology and as good or better than the Digene test for detecting cervical disease. These results comprise part of a database for expedited approval by the China government of the IMPACT test, and an even more extensive clinical study is about to start at the China Cancer Institute in Beijing. Agreement for this study was finalized in early June 2002.

PATH

IMPACT Diagnostics has begun an association with the Program for Appropriate Technology in Health (PATH), and is scheduled to begin scrutiny of archived samples from an already published, major research work on cervical cancer for further assessment of the IMPACT test. Studies in Mexico and Peru may also follow. PATH was established to identify, develop and apply appropriate and innovative solutions to public health problems worldwide, especially as these pertain to women. Very influential regarding health policy around the world and the promotion of cost-effective health products, PATH is also the coordinating agency for the Alliance for Cervical Cancer. Funding for PATH has been provided by the Gates Foundation.

The clinical research done by IMPACT Diagnostics occurs at an entity certified under the Clinical Laboratory Improvement Amendments (CLIA). By functioning under CLIA standards, IMPACT Diagnostics is able to ensure the accuracy, reliability and timeliness of its data, thus facilitating their acceptance.

FDA Approval

IMPACT is conducting studies under FDA scrutiny via the IDE, investigational device exemption, granted when clinicals are conducted at institutions with IRB
(Institutional Review Board) Approvals.   The results of these studies will be
the basis for the FDA application either through a PMA ( PreMarket Approval), or a 510K Application. Preliminary talks with the FDA yield promise of an expedited review, as the need for the test is extreme and it is a noninvasive diagnostic.

Product Development

IMPACT Diagnostics has completed preliminary development of both an Enzyme Linked Immunoassay (ELISA) for use in laboratory settings and a prototype test strip. The proprietary peptides and the test strip itself are being manufactured in outside facilities, both Good Manufacturing Practices (GMP) certified. Manufacturing capability to satisfy demand is readily available. Further clinical data will be used to enhance the readability of the test and to establish cutoff values and validate sensitivity. Product costs can be reduced to below $2.00 with minimum volumes.

IMPACT is also developing another detection tool, which is the polymerase chain reaction (PCR) is a DNA-based diagnostic procedure for rapidly and accurately identifying, differentiating and quantifying virus-caused disease. It is being used to independently confirm the presence of HPV DNA in clinical trials of the IMPACT test. For this, IMPACT Diagnostics has developed and validated a proprietary PCR method that permits for the first time a collective, sensitive and rapid look at the cancer-causing forms of the virus only. Previous HPV PCR methods have been either too general, encompassing both cancer-causing and non-cancerous HPVs, or specific for only a particular HPV, with cancers caused by a several strains. Both circumstances have made HPV PCR analyses expensive and cumbersome. The IMPACT PCR method is significant for more than just research purposes. It makes for an immediate assay similar to the Digene one, but faster, lesser expensive and more sensitive. In that sense, the IMPACT PCR method supercedes the Digene HPV DNA Hybrid Capture Assay, making it a commercial product of high demand.

Market Information

The demand for cervical cancer testing, let alone other sorts of HPV-related cancer testing, is enormous. Albeit an unreliable test, around 55,000,000 Pap tests are done each year in the United States and Canada, with an equivalent number processed elsewhere. About $5,000,000,000 are spent worldwide on routine PAP smears each year, with $2,000,000,000 in the United States alone.

That the societal and economic consequences of HPV-caused disease are disastrous is emphasized by the $100,000,000 spent annually on its research in the United States alone.

Worldwide market implications are enormous. Over 2,500,000,000 women worldwide need HPV testing. As the incidence of cervical cancer grows at 500,000 per year and mortality is over 300,000 deaths per year. In semi-developed countries, with improving medical systems, the cost of care is staggering.

IMPACT's Management

Michael L. Ahlin, BSME, MBA. Mr. Ahlin has served as the Company's Chairman of the Board and as President since July 1998. Mr. Ahlin has 30 years of experience in start up companies and the administration of small companies. He has also served as the Chairman of the Board of another biotechnology company, Seroctin Research & Technology since 1999 and a major partner in two land development projects in Utah.

Mark J. Rosenfeld, PhD. Dr. Rosenfeld has served as the Vice President and Secretary of Impact since July 1998 and also serves as the Chairman of the Scientific Advisory Board of Impact Diagnostics; Dr. Rosenfeld began his work on viral oncology as a Research Fellow at the University of Utah. He has studied mammalian virus oncogenes, chiefly their interactions with cellular control proteins and immunological methods for looking at these interactions. He has been most recently working on cervical cancer in consort with the Cancer Institute, China Academy of Sciences, and is a Visiting Scientist at Beijing University and Professor at the Guanxi Province Medical School.

Yao Xiong Hu, M.D. Dr. Hu has served as the Vice President and Science Director of Impact since July 1998. Dr. Hu has long centered his work about the DNA genetics and immunology of HPV and cervical cancer. He emigrated from China to the United States 10 years ago, and has recently been pursuing studies in molecular genetics at Stanford University. Under the auspices of the World Health Organization (WHO), he established the Central Control Center for Sexually Transmitted Diseases in Guangzhou, and became its Director. Notably, Dr. Yao did DNA analyses to define the incidence of cancer-causing HPVs in southern China, for which he was honored by WHO, the Guangzhou Municipal Government, the Guangdong Province Medical and Health Administration and the
Guangzhou Foundation for the Advancement of Science and Technology.   Dr. Hu
is the originator of the IMPACT Diagnostics test concept. Now with Stanford University, Dr. Hu had been Chief of Obstetrics and Gynecology at the Guangzhou Hospital for Women in China. Dr. Hu has also worked on cancer-causing viruses at the Department of Pathology and the Huntsman Cancer Institute, University of Utah School of Medicine.

IMPACT's Advisory Board.

IMPACT Diagnostics is fortunate to have secured the service of prominent medical scientists on its Scientific Advisory Board (SAB). The SAB designs, oversees and evaluates the medical and scientific activities of IMPACT Diagnostics. The SAB represents diverse expertise ranging from molecular genetics and immunology to clinical diagnostics, disease epidemiology and laboratory quality control.

Paul D. Blumenthal, MD, MPH -- Dr. Blumenthal is Associate Professor of Obstetrics-Gynecology at the Johns Hopkins University Medical School; Director of Contraceptive Research and Programs at the Johns Hopkins Bayview Medical Center; Medical Adviser to Planned Parenthood; Medical Director of the Cervical Cancer Prevention Project at JHPIEGO (Johns Hopkins Program for Training In Reproductive Health); and consultant to several international programs on cervical cancer administered by JHPIEGO, International Projects Assistance Services, and Family Health International in Africa, the former Soviet Union, and Southeast Asia.

David R. Bolick, MD, FCAP, MIAC -- Medical Director of Reference Pathology Services (RPS), Dr. Bolick is well known for his work on HPV testing in clinical settings. He designed and implemented the independent study to assess the effectiveness, safety and cost effectiveness of the Digene HPV Hybrid Capture II assay as an indicator for colposcopy in patients with mild Pap abnormalities. Under his direction, RPS was among the first laboratories in the world to do HPV testing from ThinPrep vials.

L. Roy Eversole, DDS, MSD, MA - A Professor at the University of Pacific School of Dentistry and Director of the Pacific Oral & Maxillofacial Pathology Laboratory, Dr. Eversole is a recognized pioneer regarding the association between HPV and oral cancers, and is the author of several scientific papers on this subject. He is the originator, Scientific Coordinator and Consulting Pathologist for an independent clinical trial on the IMPACT Diagnostics test and HPV-associated oral cancers at the Division of Head and Neck Surgery, Department of Surgery, University of California at Los Angeles.

Yao Xiong Hu, MD -  See Management.

Mark J. Rosenfeld, PhD - See Management.

Anthony R. Torres, MD -- A Professor at Utah State University, Dr. Torres is a globally recognized protein biochemist, immunologist and cell growth specialist. Formerly on the Yale University School of Medicine faculty, Dr. Torres actively champions the rapid implementation of new technology into applied venues, and sits on university committees for that purpose.
He has developed patented procedures for purifying proteins and for reducing the attack on cells by the immune system. Dr. Torres is also associated with the National Institutes of Health, where he researches disease immunology.

Duane Townsend, MD, FACOG -- Until recently Director of Gynecologic Oncology and Gynecologic Endoscopy at LDS Hospital, Salt Lake City, and Clinical Professor at the University of Utah School of Medicine, Dr. Townsend is now a Gynecologic Oncologist with a private practice. An active researcher, he has authored over 90 papers in peer reviewed journals and 15 chapters in books, over half of which deal with pre-invasive diseases of the cervix, vulva and vagina. He was senior author of the first paper to show the worth of colposcopy, directed cervical biopsies and endocervical curettage for women with abnormal cytology -- now the universal procedure for verifying cervical cancer.

Ronald L. Weiss, MD, MBA -- A Vice President of Associated Regional University Pathologists, Dr. Weiss is also its Director of Laboratories. His considerable research and clinical accomplishments includes several works on viral infections and cancer. Dr. Weiss is a recognized authority on clinical laboratory management, and the author of multiple papers on this topic.
A member of the Clinical Faculty at the University of Utah School of Medicine, he sits on the Laboratory Quality and Utilization Improvement Committee.

You-Hui Zhang, MD - Dr. Zhang is Director of the Cancer Institute, Chinese Academy of Medical Sciences; Chief Editor of the Chinese Journal of Cancer; and Chief Advisor on Cancer Policy to the China government (CPC) Central Committee. He is a Board Member of the International Union Against Cancer, and was organizer of the 2001 International Oncology Conference. Dr. Zhang is also Principal Investigator for research by IMPACT Diagnostics in China.

ITEM 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

 (c)	Exhibits

3.1   Certificate of Incorporation(1)
3.2   Bylaws(2)
3.3   Specimen stock certificate(1)
10.1  Agreement with TPG Capital Corporation(1)
10.2  Lock Up Agreement(1)
10.3  Employment Agreement between Borough Corporation and Henry Jr.
          Boucher, Jr. dated as of May 16, 2002.(3)
10.4 Stock Purchase Agreement between Borough Corporation and BWY Holdings LLC dated as of May 31, 2002.(3)
10.4.1 Warrant Agreement between Borough Corporation and BWY Holdings, LLC dated as of May 31, 2002.(3)
10.4.2 Registration Rights Agreement between Borough Corporation and BWY Holdings, LLC dated as of May 31, 2002(3)
10.5 Line of Credit Loan and Security Agreement between Borough Corporation and BWY Holdings, LLC dated as of June 3, 2002 in the principal amount of $400,000.(3)
10.6 Private Equity Line Of Credit Agreement between Borough Corporation and BWY Holdings, LLC dated as of June 3, 2002 in the principal amount of up to $30.0 million.(3)
10.6.1 Registration Rights Agreement between Borough Corporation and BWY Holdings, LLC dated as of June 3, 2002.(3)
10.6.2 Warrant Agreement between Borough Corporation and BWY Holdings, LLC dated as of June 3, 2002.(3)
10.7   2002 Borough Corporation Stock Incentive Plan.(3)
10.8   Memorandum of Understanding with IMPACT Diagnostics, Inc. dated
          June 19, 2002*
10.8.1 IMPACT Diagnostics, Inc. Shareholder Exchange Certification dated
          June 19,2002*
10.8.2 IMPACT Diagnostics, Inc. Certified Shareholder List dated
          June 19, 2002*

*Filed with this Form 8-K.

(1) Included as an exhibit to Form 10-SB, filed with the Securities and Exchange Commission on June 27, 1999.
(2) Included as an exhibit to Form 10-SB/A, filed with the Securities and Exchange Commission on November 18, 1999.
(3) Included as an exhibit to Form 8-K, filed with the Securities and Exchange Commission on June 14, 2002.

	SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2002	         BOROUGH CORPORATION.



                                  By:  /s/ Henry J. Boucher, Jr.
                                        President


Exhibit 10.8

                            Borough Corporation
                             1504 R Street NW
                           Washington, DC 20009
                             (202) 387-5400

                              June 19, 2002

Mr. Michael Ahlin
President
Impact Diagnostics Inc.
3785 South 700 East, Ste. 203
Salt Lake City, Utah 84106

Dear Mr. Ahlin:

	Our company, Borough Corporation, a Delaware corporation ("Borough"), which is a reporting entity to the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, wishes to advise you that it is desirous of acquiring (the "Acquisition") not less than 80% and up to 100% (on a fully diluted basis) of the currently outstanding capital stock ("Stock") of Impact Diagnostics Corporation, a Utah corporation ("Impact") from Impact's shareholders, on and subject to the terms and conditions below set forth.

On the date herein, Borough has authorized capital stock of 100,000,000 shares of common stock, $.0001 par value per share, of which 5,000,000 shares are issued and outstanding and authorized 20,000,000 shares of preferred stock, par value $.0001, with zero preferred shares issued and outstanding. All the outstanding shares have been duly and validly issued, are fully paid and non-assessable. On June 14, 2002, Borough filed a Form 8K pursuant to section 13 or 15 (D) of the Securities Exchange Act of 1934 disclosing an exchange in control, beneficial ownership, management, certain financing agreements and a stock incentive plan ("June 14, 2002 8K Filing")

Borough has signed a $2,600,000 acquisition funding commitment from BWY Holdings LLC, pursuant to the terms described in the June 14, 2002 8K Filing. In this agreement, Borough will issue an additional 1,039,000 capital shares of Borough and warrants to purchase an additional 2,300,000 capital shares of Borough at a price of $1.09 per share.

Borough has also secured a private equity facility in the amount of $30 million from Prima Capital Growth Fund LLC ("Prima"), pursuant to the terms described in the June 14, 2002 8k Filing. The net proceeds of the private equity facility would be available principally to promote the business requirements of the Impact subsidiary of Borough and that of its affiliates. Prima will be paid a 1% funding fee and be issued warrants to purchase 1,098,000 shares of Borough capital stock at $.55 per share.

Borough would acquire at least 80% of the Stock directly from the shareholders of Impact and the balance not exchanged by the shareholders, at the election of Borough, pursuant to a merger of Impact with Borough in exchange for the common stock of Borough. Based upon the authorized capital stock of Impact, consisting of 10,000,000 shares of common stock, $.001 par value per share, of which 1,215,000 shares are issued and 594,000 reserved for automatic conversion through convertible notes for a total of 1,809,000 shares issued and outstanding and no shares of preferred stock being issued and outstanding, the exchange rate would be 6.77778 shares of Borough for each share of Impact. All of the Stock must be validly issued, fully paid and non-assessable and shall be free of any lien, encumbrances or options. In addition, this offer is being made on the basis that there are no outstanding options, warrants or instruments convertible into Stock and that the only equity of Impact is represented by common stock, except as specifically provided by the Impact Convertible Loan Agreement.

If Borough acquires all of the currently outstanding Stock, under the exchange provisions the Impact shareholders would:

A. Own 67% of Borough's capital stock and

(i) would receive 8,235,000 shares of newly issued Borough capital stock of Borough, and the Impact principals, consisting of Michael Ahlin, Mark Rosenfeld, Yao Xiong Hu, and Mitchell T. Godfrey, would be subject to a "lock up" on the shares held by them for a period of three (3) years.

(ii) would receive 4,026,000 shares of newly issued capital stock to meet Impact's obligations with respect to their convertible note obligations.

B. Have the right to nominate and/or appoint five of the eight members of the Board of Directors of Borough until July 31, 2003 (it is the desire of Borough that the current Impact Board members become Borough Board members), subject to applicable State and Federal laws.

C. The total capital stock issued and outstanding of Borough would be approximately 18,300,000 shares and warrants to purchase an additional 3,398,000 capital shares, which could provide an approximately additional $3,103,900 of paid-in capital.

As a condition to the exchange of the Stock for Borough shares, Impact undertakes, at its cost and expense:

(A) To obtain audited financials from an accredited SEC CPA firm for Impact's three previous years of operation; and reviewed interim financials, if applicable, for any stub period.

(B) To bring Impact's patent copyright and trademark filings current with all State and Federal agencies, including without limitation, the United States Patent and Trademark Offices for all intellectual property ("IP") and obtaining a representation letter from Mallinckrodt & Mallinckrodt that (i) all Impact's IP is protected, (ii) is not subject to rights of any other party or entity, and, (iii) any inventor, creator or author of any of the IP has assigned the same to Impact.

The Acquisition would be subject to due diligence review by Borough of the operations, financial condition and prospects of Impact and its subsidiaries and affiliates of each of them. The Acquisition would also be subject to the due diligence review by Impact of Borough and the transactions proposed by Borough.

This letter is binding upon Borough and Impact but is subject to the execution of mutually acceptable definitive agreements with Impact's shareholders owning not less than 80% of Impact's outstanding capital stock for the exchange of the Stock for Borough common shares.

In accordance with the terms of Exhibit A attached hereto, assurances are hereby made that the majority (i.e. 80%) of shareholders of Impact shall facilitate the terms of this agreement for purposes of the stock acquisition by Borough.

For a period of 60 days from the date hereof, neither Impact nor its shareholders will have any negotiation or discussion or enter in any agreements with respect to the issuance by Impact of debt instruments of equity or the sale of the shareholders equity in Impact, excluding the Convertible Notes.

It is understood that the terms of this letter and the ensuing discussions between our respective representatives or the shareholders of Impact and their representatives are confidential and will not be disclosed in any manner except as may be required by law. The preceding paragraph and this paragraph are the only binding obligations between us.

This letter is governed and shall be construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

Sincerely yours,

By:  ____________________
 Henry J. Boucher, Jr., President
 Impact Diagnostics, Inc.
 Accepted and Agreed

By:	______________________		________
	Michael Ahlin, President	  Date

Exhibits:

A - Certified Shareholder List and Shareholder Exchange Certification

Exhibit 10.8.1

                            Exhibit A
                   Share Exchange Certification


I, Michael Ahlin, as President of Impact Diagnostics, Inc. certify to Borough Corporation that on and as of June 19, 2002 there are stockholders representing at least 80% of the issued and outstanding shares of Impact committed to exchanging their shares in Impact, pursuant to the terms of the offer letter from Borough to Michael Ahlin dated June 19, 2002.

Each of these entities or individuals is ready and willing to execute the share exchange documentation following its receipt and review.

I certify that, based on my knowledge and belief after diligent inquiry, the above statements are true and correct.

Attached hereto please find referenced as Exhibit 1, a complete listing of all Impact Shareholders. There are no warrant or options to purchase Stock except the $200,000.00 Convertible Loan agreement included in our agreement dated June 5, 2002.


June 19, 2002			________________________

				 President


Exhibit 10.8.2

Exhibit 1
Certified Shareholder List - Impact Diagnostics, Inc.

Shareholder           Cert. Number(s)   # of Shares     Percentage of
                                                        Total Shares

Michael Ahlin             20,37           215,000         17.70%
Princess Investments       38              50,000          4.12%
Rhio Ahlin                 21              10,000          0.82%
James C. Lewis             22              50,000          4.12%
Anthony R. Torres          23              10,000          0.82%
Regula Burki               24              10,000          0.82%
Ronald L.Weiss             25              20,000          1.65%
Yao Xiong HU, M.D.       26,27            230,000         18.93%
Michael T. Godfrey       28,29            142,500         11.73%
Mark Rosenfeld, Ph.D.  29,31,33,40        242,500         19.96%
B. Max Iverson             34               5,000          0.41%
Randy Sasaki               41               5,000          0.41%
Blaine Taylor             43,44           130,000         10.70%
Sylvia Newman              45              20,000          1.65%
Six Way, Inc.              46              50,000          4.12%
Tiffani Taylor             47               5,000          0.41%
Kami Kalher                48               5,000          0.41%
Brett and Jessica Taylor   49               5,000          0.41%
Wayne and Dana Clemets     50               2,500          0.21%
Kenny and Amber Nichols    51               2,500          0.21%
Terrie McEvoy              52               5,000          0.41%

Total Issued
  and Outstanding                       1,215,000           100%
Reserved for Convertible Notes	          594,000
                                        ---------
Fully Diluted Common Shares             1,809,000

The above represents the current issued, outstanding and reserved common shares of Impact Diagnostics, Inc. as of June 19, 2002.

Certified by the Board of Directors of Impact Diagnostics, Inc.:

___________________________   _______________________

___________________________  ________________________